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                                                                   EXHIBIT 23.02
                                                                   -------------


                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
     VeriSign, Inc.:

     We consent to incorporation herein by reference in the registration statement dated July 6, 1998, on Form S-8, of our reports dated January 8, 1998, relating to the consolidated balance sheets of VeriSign, Inc. and subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from April 12, 1995 (inception) to December 31, 1995, and for each of the years in the two-year period ended December 31, 1997, and the related schedule, which reports appear in the registration statement (No. 333-40789) on Form S-1 of VeriSign, Inc.

                                    KPMG PEAT MARWICK LLP

Mountain View, California
July 6, 1998